CPS Technologies Corporation
Grant Bennett, President
111 South Worcester Street
Norton, MA 02766
Telephone: 508-222-0614 ext 218
Web Site: www.alsic.com

CPS TECHNOLOGIES ANNOUNCES CHANGES IN ITS BOARD OF DIRECTORS

Norton, Massachusetts. June 13, 2008. CPS Technologies Corporation (CPS) (OTC Bulletin Board: CPSH) announced today that H. Kent Bowen has retired, and thus resigned, from the Company`s Board of Directors effective immediately. Daniel C. Snow, Assistant Professor of Business Administration at the Harvard Business School, has been elected to the Company`s Board of Directors at a meeting of the Board held today. Dr. Snow`s election is effective immediately.

Dr. H. Kent Bowen was instrumental in the founding of CPS, and has served as a Director of the Company since its founding in 1984. His retirement from the CPS Board of Directors coincides with his retirement from the faculty of the Harvard Business School where he has taught since 1992. Prior to joining the Harvard Business School Dr. Bowen was Ford Professor of Engineering at MIT. Dr. Bowen and his wife are moving from the Boston area to Washington State to accept a three-year full-time volunteer service opportunity.

Grant Bennett, CPS President, said, "On behalf of the CPS Board, CPS investors and CPS employees, I thank Dr. Bowen for his outstanding service over the last 24 years. Dr. Bowen has guided CPS from its origin in the minds of several MIT researchers to its position today as the world-leader in the production and marketing of metal-matrix composites. We very much appreciate his wisdom and commitment and wish him and his wife the best in their new endeavors."

"We are very excited that Daniel C. Snow has joined the CPS Board of Directors. Dr. Snow`s research focuses on how companies determine which technologies to adopt, and in particular he is an expert on the "last gasps" of existing technologies in the face of competition. We look forward to his insights and enthusiasm," said Bennett.

Dr. Snow teaches the management of operations and new product development and innovation at the Harvard Business School. He received a Ph.D. from the University of California at Berkeley, and prior to his doctoral studies he was a financial analyst for Ford Motor Company.

ABOUT CPS

CPS serves a portfolio of end markets with advanced material solutions, the most significant solution being metal matrix composites (MMCs). CPS has a proprietary, leading position in MMCs today, providing electronics OEMs with thermal management components to increase performance and reliability.